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                                                                Exhibit 10.41



                         AMENDED AND RESTATED AGREEMENT

This Amended and Restated Agreement is effective as of the 15th day of November, 1996, by and between Nighthawk Systems, Incorporated, a Colorado corporation, whose principal place of business is at 4980 Centennial Boulevard, Colorado Springs, CO 80919 ("NSI") and SigmaTron International, Inc., a Delaware corporation, whose principal place of business is at 2201 Landmeier Road, Elk Grove Village, Illinois 60007 ("SIGMATRON").


                                    RECITALS

         WHEREAS, NSI is a designer, manufacturer and seller of proprietary devices that detect indoor levels of carbon monoxide gas; and

         WHEREAS, SigmaTron is an independent contract manufacturer of electronic components, printed circuit board assemblies and turnkey electronic products; and

         WHEREAS, pursuant to the Agreement, dated as of June 9, 1995, by and between NSI and SigmaTron (the "1995 Agreement"), SigmaTron agreed to manufacture and assemble carbon monoxide gas detectors exclusively for NSI in exchange for NSI's commitment to purchase all of its requirements for such detectors from SigmaTron; and

         WHEREAS, NSI and SigmaTron wish to amend and restate the 1995 Agreement in its entirety to provide the following terms and conditions of their business arrangement.

         WHEREAS, Walter Kidde Portable Equipment, Inc. (the "Guarantor"), of Mebane, North Carolina, wishes to guarantee unconditionally all of NSI's obligations under the restated and amended agreement.

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the sufficiency of which is hereby acknowledged, NSI and SigmaTron agree to amend and restate the 1995 Agreement in its entirety as follows:

1.       DEFINITION OF CO DETECTORS; TERM OF AGREEMENT:

         (a) This Amended and Restated Agreement provides for the manufacture and assembly by SigmaTron of the models of devices that detect indoor levels of carbon monoxide gas set forth on Exhibit A to this Agreement and all comparable or replacement models now and hereafter designed, manufactured or sold by NSI (all such models and products shall be referred to collectively as "CO DETECTORS" and singly as a "CO DETECTOR"). A comparable or replacement model is defined as a CO detector that utilizes similar sensing technology, assembly equipment and tooling to
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                 manufacture as the models listed on Exhibit A.  NSI
                 shall amend Exhibit A as comparable and replacement models are released and obsolete models discontinued. If at any time during the Term, NSI plans to design, manufacture or sell a CO detector that is not a replacement of or comparable to CO Detectors, SigmaTron shall have the right to submit to NSI a bid to manufacture and assemble such CO detector and to match any competing bid received by NSI for the manufacture and assembly of such CO detector. NSI shall provide SigmaTron with such information as necessary to enable SigmaTron to formulate its bids and a reasonable time in which to respond to any competing bid. Should NSI determine that SigmaTron is unable to match such bid, then NSI shall be free to accept the competing bid, free of claim by SigmaTron hereunder. If NSI accepts SigmaTron's bid for said CO detector, said CO detector shall be added to Exhibit A to this Agreement and shall be considered "CO Detectors" hereunder.

         (b) Subject to termination pursuant to Sections 1(c) and 13 below and subject to the last sentence of this subparagraph, this Agreement shall be for an initial period which shall expire on June 9, 1998. Each party shall give the other party a notice of its desire regarding renewal or nonrenewal at least 6 months before the expiration of the initial period (or a renewal period), whereupon the parties shall negotiate the terms and conditions applicable during the renewal period, to be effective upon expiration of the current period. (The initial and any renewal period shall be referred to as the "TERM"). If after such negotiations, the terms and conditions are not acceptable to a party, then the party for whom the terms and conditions are not acceptable, in its sole discretion, may cause the Agreement to terminate (without liability by reason of such termination) by delivery of a written notice to that effect, in which case the initial period or renewal period shall not expire until six months after receipt by the other party of such notice.

         (c) The parties acknowledge that, during the course of their relationship, issues may arise as to the terms and conditions of this Agreement and other aspects of their working relationship. The parties agree to meet, upon ten days' prior written notice, no less often than once per quarter to discuss their business relationship. At the meeting, either party may give to the other party written notice of an unresolved concern relating to this Agreement, which notice shall specify the nature of the concern and the notifying party's suggested resolution. The recipient of such notice shall provide the notifying party a written response within 15 days of





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                 receipt of the notice.  If the response is not
                 acceptable to the notifying party in its sole discretion, the notifying party shall have the right to terminate this Agreement upon no less than 6 months' prior written notice, by giving written notice of termination within 15 days after receipt of the recipient's written response.

2.       PURCHASE AND DELIVERY OF CO DETECTORS:

         (a) NSI shall order CO Detectors from SigmaTron by executing and delivering to SigmaTron a Master Production Schedule ("MPS"). On or before the first day of each month during the Term, NSI will deliver to SigmaTron a MPS specifying NSI's requirements and schedule for Delivery (as defined in Section 2(c)) for the next succeeding three-month period (the "FIRM ORDER PERIOD") and a forecast of orders for the nine-month period following the Firm Order Period provided on a monthly basis (the "FORECAST PERIOD"). Within thirty days thereafter, SigmaTron will deliver to NSI a written acknowledgement of receipt and approval of the MPS. Subject to Section 2(b), the quantities and schedule for Delivery during the Firm Order Period may not be amended by NSI without the prior written consent of SigmaTron. Upon SigmaTron's receipt and approval of a MPS, SigmaTron agrees to manufacture and Deliver and NSI shall be obligated to accept Delivery and pay the Price (as defined in Section 5) for the CO Detectors to be Delivered during the Firm Order Period. Further, NSI shall be obligated, every Monday, to accept Delivery of and pay the Price pursuant to
                 Section 5 for, at a minimum, all units of CO Detectors completed during the prior calendar week in accordance with the MPS.

         (b) NSI may reschedule the quantity of CO Detectors to be Delivered during each month of a Firm Order Period only as follows:

                       Month in                 Permitted
                      Firm Order                 Variance
                        Period
                                              (+)       (-)
                     -------------           ----------------
                         [S]                 [C]       [C]
                         1st                   0         0
                         2nd                   0        15%

                         3rd                  10%       30%

                 Any variations beyond the permitted variances shall be subject to written acceptance by each of the parties. Neither party will be





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                 obligated to accept a variance beyond a permitted variance.

         (c) Delivery shall be deemed to occur upon the delivery by SigmaTron to NSI's designated common carrier of finished CO Detectors packaged for sale to the ultimate user, F.O.B. SigmaTron's Del Rio, Texas warehouse ("DELIVERY"). NSI will provide shipping instructions to SigmaTron in advance. Except for Deliveries either made to satisfy NSI's obligations described in the last sentence of Section 2(a) or otherwise directed by NSI, SigmaTron will ship in full truck quantities only.

         (d) All NSI owned machinery and equipment, tooling, test chambers and fixtures to be utilized in SigmaTron's manufacture and assembly of CO Detectors (the "NSI EQUIPMENT") shall be delivered to Del Rio, Texas by NSI at NSI's expense. Where practicable, NSI will conspicuously mark each item of NSI Equipment prior to delivery to SigmaTron with the following statement: "This equipment is owned by Nighthawk Systems, Incorporated." SigmaTron agrees it shall not remove, modify or cover any such statement. NSI shall be responsible to insure the NSI Equipment against property damage in an amount not less than the replacement cost thereof, which insurance shall comply with the terms of the second and third sentences of Section 12 hereof. Said insurance shall cover the NSI Equipment whether located in the United States or Mexico and whether located at the facilities of SigmaTron or a third party, such as an approved vendor. All non-recurring charges for tooling, testing and agency certification shall be paid for by NSI.

3.       EXCLUSIVITY:

         (a) Subject to Sections 3(b) and 3(c) below, NSI shall purchase from SigmaTron all of NSI's requirements for CO Detectors for resale in North America.

         (b) If at any time during the Term, NSI's anticipated demand for any month during the Firm Order Period or the Forecast Period is greater than 300,000 CO Detectors, or if NSI's aggregate purchases for the Firm Order Period and Forecast Period (taken together) is greater than 2,000,000 CO Detectors, NSI may request that SigmaTron provide assurances that it has the capacity to meet NSI's requirements. If SigmaTron's assurances to NSI do not satisfy NSI in NSI's reasonable discretion that SigmaTron has the capacity to meet NSI's requirements, NSI may obtain a second supplier to provide to NSI CO Detectors to meet the excess





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                 demand only for the period of such excess demand.

         (c) NSI's obligation to purchase CO Detectors from SigmaTron shall not apply to indoor carbon monoxide gas detectors manufactured by a third party that is acquired by NSI, Guarantor or Williams Holding P.L.C. during the Term.

4.       STORAGE AND RISK OF LOSS:

         SigmaTron shall store all CO Detectors in its Del Rio, Texas warehouse. The risk of loss for CO Detectors shall be the responsibility of SigmaTron until Delivery to NSI's carrier has been completed. SigmaTron agrees to provide security for the CO Detectors stored in its Del Rio, Texas warehouse consistent with SigmaTron's past practices.

5.       PRICE; PAYMENT:

         (a) NSI agrees to pay SigmaTron for each CO Detector Delivered to NSI hereunder a purchase price ("PRICE") determined in accordance with a separate agreement (the "Side Agreement") dated November 15, 1996, the terms of which have been agreed upon between the parties.

         (b) Prices in the Side Agreement are quoted in U.S. dollars F.O.B. SigmaTron's warehouse Del Rio, Texas.

         (c) Prices are quoted on the basis that any taxes arising under the federal, state or local laws of Mexico relating to SigmaTron's manufacture of CO Detectors in Mexico and any customs duties relating to the transfer of property from Mexico to the United States are the responsibility of SigmaTron and that all other property, sales, use or other taxes assessed on the manufacture, storage or sale of CO Detectors are the responsibility of NSI; provided, however, that SigmaTron is responsible for taxes assessed on its manufacturing operation in Mexico. The party responsible for any such duties or taxes shall cause to be filed all returns and reports required in connection with such duties or taxes and shall indemnify and hold the other party harmless with respect to such duties or taxes, as the case may be.

         (d) Payment shall be received by SigmaTron on or before 60 days after the date of SigmaTron's delivery of invoices to NSI. SigmaTron shall issue invoices to NSI for CO Detectors upon Delivery of CO Detectors.





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         (e)     NSI will pay SigmaTron a late payment fee at a rate equal to 1
                 1/2% per month on any sum not received by SigmaTron on or before 60 days after the date of delivery of SigmaTron's invoice.

6.       CHANGE NOTICES; OBSOLETE INVENTORY:

         (a) NSI may request changes of the models or to specifications for CO Detectors by delivering to SigmaTron a change notice ("Change Notice") describing the changes and the proposed effective date of such changes. Any increase or decrease in the Bill of Material Cost of, or direct labor time required for, implementation of the changes shall be reflected in the Price for the affected CO Detectors set in accordance with the formula set forth in the Side Agreement. NSI shall issue any Change Notice that may be required as a result of a change in Exhibit A.

         (b) Implementation of a Change Notice may create obsolete or surplus inventory of CO Detectors, components, materials or supplies, whether in stock (including Safety Stock, as defined in Section 10), subject to orders not cancelable by SigmaTron without penalty, or not otherwise useable by SigmaTron in the ordinary course of its business (all such inventory of CO Detectors, components, materials or supplies shall be referred to as "OBSOLETE INVENTORY"). NSI shall purchase from
                 SigmaTron:

                 (i) all Obsolete Inventory to the extent that it would have been used by SigmaTron to fill orders to be Delivered for the current month and during the Firm Order Period beginning as of the first day of the month following the effective date of the Change Notice;

                 (ii) all Obsolete Inventory for orders beyond the Firm Order Period that were purchased by SigmaTron with NSI's written approval; and

                 (iii)    all Safety Stock that becomes Obsolete Inventory.

         (c) NSI shall purchase Obsolete Inventory from SigmaTron as follows:

                 (i)      NSI shall pay SigmaTron the Price for:

                          (a) all finished CO Detectors scheduled to be Delivered for the current month and during the first two months of the Firm Order Period beginning as of





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                                  the first day of the month following the
                                  effective date of the Change Notice; and

                          (b)     all finished CO Detectors held as Safety
                                  Stock.

                 (ii) NSI shall pay SigmaTron 108% of the current Bill of Material Cost for:

                          (a)     a maximum of 110% of all finished CO
                                  Detectors scheduled to be Delivered during the third month of said Firm Order Period;

                          (b) all raw material CO Detector kits held as Safety Stock; and

                          (c) all Obsolete Inventory for orders beyond the Firm Order Period purchased with NSI's written approval.

         (d) SigmaTron shall invoice NSI for Obsolete Inventory within 15 days after notification to NSI of its exposure or as soon thereafter as is practicable.

7.       APPROVED VENDOR LIST:

         (a) SigmaTron shall procure all components, materials and supplies necessary for the assembly and manufacture of CO Detectors from such third parties as have been approved in advance by NSI as described on NSI's approved vendor list ("AVL"). SigmaTron will not procure any components, materials or supplies for any model of CO Detector prior to receiving NSI's final bill of material, including AVL, for that model. NSI may change the AVL in its sole discretion and such changes shall be effective as directed by NSI. SigmaTron and NSI agree that any such changes that result in a change of model or specification shall be treated as a Change Notice in accordance with Section 6.

         (b) SigmaTron shall not substitute any component, material or supply without NSI's prior written consent, which consent may be withheld in the exercise of NSI's sole discretion. Should SigmaTron become aware of opportunities for the realization of savings in component costs or direct labor costs, SigmaTron shall inform NSI in writing. NSI shall conduct such investigation as it may desire and shall decide, in the exercise of its sole discretion, whether or not to proceed so as to take advantage of the





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                 suggestion.  Any cost savings realized because of changes
                 initially suggested to NSI by SigmaTron shall be shared by NSI and SigmaTron on a 50/50 basis for the first 12 months after the commencement of the cost savings realization. Thereafter, the benefit of all such cost savings shall be enjoyed by NSI solely.

         (c) SigmaTron shall invoice NSI for SigmaTron's share of such cost savings within 5 days after the end of each month for which SigmaTron is entitled to share in cost savings.

         (d) Any effect that cost savings may have on Price shall be processed in a Change Notice under Section 6.

         (e) NSI may inspect SigmaTron's accounting and purchasing records related to SigmaTron's purchase of components, materials and supplies necessary for the assembly and manufacture of CO Detectors, during SigmaTron's regular business hours, at SigmaTron's Elk Grove Village offices, upon two (2) business days notice to SigmaTron. All such records are SigmaTron's Confidential Information subject to the provisions of Section 11 of this Agreement.

8.       ACCEPTANCE, TESTING AND REJECTION:

         (a) The basic acceptance criteria shall be conformance to the drawings, specifications and test criteria specified by NSI.

         (b) SigmaTron shall conduct all quality assurance, burn-in and tests required by NSI for each CO Detector and conform each CO Detector to requirements of Underwriters' Laboratories ("UL") as specified by NSI. All tests shall be conducted by SigmaTron at its plant that has been dedicated to the final assembly and testing of CO Detectors. SigmaTron further agrees that said plant and its warehouse in Del Rio, Texas shall be available for inspection by NSI and UL as desired. Such inspections shall be conducted only during regular business hours and subject to compliance with SigmaTron's reasonable security requirements.

         (c) NSI may reject lots of CO Detectors based on its reasonable quality control methods of testing individual units. In the event of such rejection, SigmaTron shall be responsible for the freight cost for shipping the rejected units back to SigmaTron and for the cost of retesting any lots so rejected.

         (d) SigmaTron agrees that its Mexican manufacturing operations will





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                 obtain ISO 9000 certification no later than July 1, 1997.

9.       WARRANTY:

         (a) The parties acknowledge that NSI is solely responsible for the design and specifications of CO Detectors. SigmaTron warrants to NSI that each CO Detector will meet NSI's applicable specifications and will function in accordance with those specifications when Delivered. SigmaTron further warrants to NSI that each CO Detector will be free from defects in workmanship for a period of five years from the date of manufacture. SigmaTron will stamp a manufacture date code on each CO Detector in order to create a reference date for such purpose. SigmaTron does not warrant the functionality of the design or specifications of any CO Detector, and does not warrant any components, materials or supplies against defects unless the defects are readily discoverable upon inspection. These warranties shall not apply and SigmaTron is not responsible for defects in any CO Detector that has been subject to improper handling, misuse, accident, negligence, exposure to casualty or the elements, has been operated in excess of conditions specified for the CO Detector or has been altered or repaired in an unauthorized manner. These warranties are not assignable by NSI.

         (b) The parties agree that NSI shall be solely responsible for any warranty service of CO Detectors. To the extent that a CO Detector is returned to NSI by its customer because it is defective and the defect resulted from a breach by SigmaTron of its warranty as set forth in Section 9(a) above or SigmaTron's failure to use components, materials or supplies from the AVL, NSI shall be credited with the full Price paid to SigmaTron for the defective CO Detector plus NSI's reasonable out-of-pocket costs associated with the return and handling of the defective CO Detector not to exceed $3.00 per returned CO Detector. A CO Detector shall not be considered defective for purposes of this credit unless NSI has returned it to SigmaTron for inspection and verification. No defective CO Detector so returned to SigmaTron shall be resold to NSI as a new unit.

         (c) Unless the claim is primarily attributable to SigmaTron within the meaning of the following sentence, NSI shall indemnify and hold SigmaTron harmless from any losses, claims (including product liability claims) and costs, including court costs and attorneys' fees, which arise from claims of third parties based upon the use, sale, design, specifications, or operation of CO Detectors.





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                 SigmaTron shall indemnify and hold harmless NSI from any
                 losses, claims, liabilities and costs, including court costs and attorneys' fees, which arise from claims of third parties which are primarily attributable to SigmaTron, namely arising out of a breach by SigmaTron of its warranty as set forth in
                 Section 9(a) above or a failure by SigmaTron to use components, materials or supplies from the AVL. The foregoing indemnities shall be limited to $5,000,000 per claim. In the event a third party proceeds against both SigmaTron and NSI in an action that may result in indemnification rights under either of the first two sentences of this Section 9(c), each of SigmaTron and NSI shall defend itself in that action and cooperate in the defense to the fullest extent possible without adversely affecting its interests, and SigmaTron and NSI agree not to assert cross-claims in the resulting arbitration, mediation or litigation. The preceding sentence shall not be construed as a waiver of the right to assert any claim against the other in a different action. If NSI and SigmaTron cannot agree as to which indemnification applies, that question shall be resolved by arbitration pursuant to
                 Section 17(h).

         (d)     NOTWITHSTANDING SECTION 13(e) BELOW, NSI'S REMEDIES UNDER
                 SECTION 9(b) FOR SIGMATRON'S BREACH OF WARRANTY ARE EXCLUSIVE OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, AND SIGMATRON HEREBY SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF ANY TYPE, INCLUDING WITHOUT LIMITATION THE WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE.

10.      SAFETY STOCK:

         (a) In recognition of the potential for unexpected fluctuations in NSI's customers' demands for CO Detectors, when requested in writing by NSI to do so, SigmaTron agrees to keep in its Del Rio, Texas, warehouse an inventory equal to 20,000 units of finished CO Detectors and 30,000 complete raw material CO Detector kits (collectively, "SAFETY STOCK"). Prior to Delivery, the Safety Stock shall be owned by SigmaTron. SigmaTron shall bear the risk of loss with respect to Safety Stock prior to Delivery. NSI may request delivery of Safety Stock as follows:

                 (i) finished CO Detectors may be requested at any time with no lead time constraints. SigmaTron shall Deliver the requested CO Detectors within 48 hours after SigmaTron's receipt of NSI's request;





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                 (ii)     finished CO Detectors assembled from the raw material
                          kits shall be Delivered by SigmaTron to NSI within 5 weeks of NSI's request.

         (b) NSI shall pay SigmaTron the Price for CO Detectors Delivered from Safety Stock.

         (c) Any depletion in required levels of Safety Stock shall be replenished by SigmaTron as soon as reasonably possible. Deliveries of CO Detectors from Safety Stock are in addition to Deliveries scheduled for any Firm Order Period.

11.      CONFIDENTIALITY:

         (a) During the course of their business relationship described in this Agreement and for three years thereafter, each party shall disclose to the other party confidential and proprietary information, including without limitation financial information, (all of such information being referred to herein as "Confidential Information"), the unauthorized disclosure of which may adversely affect the competitive advantage of the disclosing party. Therefore, each of NSI and SigmaTron hereby agrees that it shall maintain the Confidential Information of the other party in strictest confidence and use such Confidential Information only to fulfill its obligations to the other party under this Agreement or as otherwise permitted under this Agreement and shall not disclose Confidential Information to any third party without the prior written consent of the owner; provided however, that either party may disclose Confidential Information of the other to lenders, accountants, counsel, and other third parties with a duty of confidentiality to the disclosing party, as long as such disclosing party takes reasonable efforts to require such third parties to keep such information confidential. Upon the termination of this Agreement, each party shall return or destroy any Confidential Information received from the other party upon request.

         (b)     Confidential Information does not include matters:

                 (i)      which are or become generally known to the public;

                 (ii) independently developed by the recipient (provided that the recipient has not used the Confidential Information of the disclosing party);

                 (iii) independently developed by a third party without breach of





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                          a confidentiality obligation to the disclosing party;
                          or

                 (iv) required to be disclosed pursuant to order of court or other governmental authority so long as the party being required to make the disclosure gives prompt notice thereof to the other party prior to such disclosure (if possible).

         (c) Each party acknowledges that a breach or threatened breach of its obligations hereunder may cause irreparable damage to the other party not adequately compensated by monetary damages. Therefore, each party agrees that the non-breaching party shall have the right to obtain, without the necessity of bond, equitable remedies including without limitation specific performance and injunctive relief, upon application.

         (d) SigmaTron's Confidential Information may constitute material non-public information which may be important to an investor in making a decision to purchase or sell securities in SigmaTron. Until such time as Confidential Information is made public, NSI agrees not to utilize such information in purchasing or selling securities of SigmaTron and to use reasonable efforts not to disclose any portion of such information to a third party who might trade on the Confidential Information or disclose it to others.

12.      INSURANCE:

         Each party agrees that at all times during the Term of this Agreement it shall carry property damage and general liability insurance (including without limitation product liability and business liability) coverage in an amount no less than $5,000,000 per occurrence and $5,000,000 overall. Each party shall name the other party as additional insured under such policy and shall deliver to the other party a Certificate of Insurance as proof of such coverage status within ten days of the effective date of this Agreement and within ten days of the renewal date of any such insurance coverage. Each policy will also provide that no change or cancellation will be effective without 30 days' written notice to such additional insured.





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13.      DEFAULT AND REMEDIES; TERMINATION:

         (a)     Either party may declare the other party in default:

                 (i) if the defaulting party defaults in any payment to the non-defaulting party and such failure continues unremedied for a period of twenty (20) days after the date of receipt by the defaulting party of written notice specifying the default in reasonable detail; or

                 (ii) if the defaulting party defaults in its performance of any other material term or condition of this Agreement, or of any MPS issued pursuant to this Agreement, and such default continues unremedied for a period of thirty (30) days after the date of receipt by the defaulting party of written notice specifying the default in reasonable detail; or

                 (iii) if the defaulting party files a petition in bankruptcy, has a petition in bankruptcy filed against it and such petition is not dismissed within 90 days, makes an assignment for the benefit of creditors, suffers foreclosure of all or substantially all of its assets or seeks the appointment of a receiver for all or substantially all of its assets.

         (b) In the event of a default hereunder, the non-defaulting party may, by thirty (30) days prior written notice to the defaulting party, terminate this Agreement and all or any of the privileges, permissions and rights granted to the defaulting party hereunder or in connection herewith in whole or in part. The effective date of termination will be the date therefor stated in any termination notice given hereunder, which date will not be before the expiration of any applicable cure period provided for herein. Any such termination will not effect the liability of either party for any breach arising prior to such termination.

         (c) Upon expiration of the Term or in the event of an unremedied event of default by NSI (and the expiration of any cure periods), SigmaTron may exercise any one or more of the following remedies, in addition to any other remedies available to it hereunder:

                 (i) all inventory, components and materials (including the Safety Stock), either in stock, on order and not cancelable by SigmaTron without penalty, or not useable by SigmaTron in the ordinary course of its business, may be





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                 (ii)     treated by SigmaTron as Obsolete Inventory
                          under Section 6;

                          SigmaTron may terminate its obligations to manufacture and assemble CO Detectors exclusively for NSI;

                 (iii) SigmaTron may sell to third parties any inventory, components or materials in SigmaTron's possession, including without limitation, finished CO Detectors produced on or before the date SigmaTron declares NSI in default and Safety Stock (as finished goods or in the form then retained by SigmaTron), free of claim by NSI and on any terms and conditions (including without limitation price) determined by SigmaTron; or

                 (iv) SigmaTron shall be entitled to hold shipments of CO Detectors required to be Delivered to NSI until SigmaTron receives full payment therefor.


         (d) Upon expiration of the Term or in the event of an unremedied event of default by SigmaTron (and the expiration of any cure periods), SigmaTron will complete all work in process and then make available for removal by NSI all NSI Equipment.

         (e) Except as provided in Section 9 above, the remedies provided for in this Agreement are not exclusive and shall be in addition to any other remedies available to the non-defaulting party, at law or in equity.

14.      ASSIGNMENT; CHANGE OF CONTROL; GUARANTY:

         (a) Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent may be withheld in the sole discretion of such party.

         (b) In the event that all or substantially all of NSI's assets or a change in control of NSI is to be effected by a merger, consolidation, reorganization, or a sale of capital stock of NSI, NSI shall give notice to SigmaTron of such pending event so that SigmaTron may attempt to enter into a requirements contract similar to this Agreement with the third party acquiror, to become effective upon the consummation of the sale. If SigmaTron is not able to execute a mutually acceptable agreement with the third party, the terms of this Agreement shall bind said third party, at SigmaTron's option, for a period of 12 months after consummation of the sale. SigmaTron will exercise its option, if at all, by giving written notice to NSI not later than 30 days after the occurrence of a meeting among NSI, SigmaTron and the third party commencing the negotiation of such an agreement. SigmaTron agrees to make its representative available for such meeting upon three days' prior written notice.

         (c) In the event that all or substantially all of SigmaTron's assets or a change in control of SigmaTron is to be effected by a merger, consolidation, reorganization, or a sale of capital stock of SigmaTron, SigmaTron shall give notice to NSI of such pending event. Upon occurrence of such pending event, NSI may at its option terminate this Agreement upon 30 days written notice.

         (d) All of NSI's obligations under this Agreement shall be unconditionally guaranteed by Walter Kidde Portable Equipment, Inc. pursuant to the terms of a Guaranty Agreement in such form as is reasonably acceptable to SigmaTron.

15.      PROJECT MANAGERS:

         Each party shall appoint an individual to act as its project manager for this Agreement. Each project manager shall be primarily responsible for technical and service liaison with the other party for all elements of this business relationship. Initially, NSI appoints John J. Andres as its project manager and SigmaTron appoints Gregory
         A. Fairhead as its project manager. Each party shall have the right to change its project manager at any time by written notice sent to the other party.

16.      PROPRIETARY RIGHTS:

         (a) The parties acknowledge that the design and specifications of CO Detectors, the know-how associated with the components of CO Detectors and all of NSI's customer lists are proprietary to NSI. Nothing in this Agreement shall be construed as granting to SigmaTron or conferring on SigmaTron any rights by license or otherwise to NSI's patents, trademarks, copyrights or other proprietary rights except as necessary for SigmaTron to perform its obligations under this Agreement or exercise its right to sell finished CO Detectors under Section 13(c) of this Agreement.

         (b)     (i)      NSI shall, at its own expense, defend, indemnify and
                          hold SigmaTron harmless from any loss, liability or expense (including court costs and attorney's fees) resulting from any actual or alleged infringement or other violation of any patent, trademark, copyright or other proprietary right of any third party to the extent that such infringement is based on SigmaTron's production for NSI of CO Detectors in accordance with specifications provided by NSI to SigmaTron under this Agreement.

                 (ii) If NSI is not able to procure from the person or persons claiming infringement the right for SigmaTron to continue production of the affected CO Detectors on such terms as are mutually acceptable by the parties, NSI shall purchase from SigmaTron each of the following that results from the inability of SigmaTron to use the infringing goods (all such inventory of CO Detectors, components, materials or supplies, whether in stock (including Safety Stock), subject to orders not cancelable by SigmaTron without penalty, or not otherwise useable by SigmaTron in the ordinary course of its business is herein called "Infringing Obsolete Inventory"):

                          (a) all Infringing Obsolete Inventory to the extent that it would have been used by SigmaTron to fill orders to be Delivered for the current month and during the Firm Order Period beginning as of the first day of the month following the date on which SigmaTron was required to cease production of the infringing product;

                          (b) all Infringing Obsolete Inventory for orders beyond the Firm Order Period that were purchased by SigmaTron with NSI's written approval; and

                          (c) all Safety Stock that becomes Infringing Obsolete Inventory.

                 (iii) NSI shall purchase Infringing Obsolete Inventory from SigmaTron as follows:

                          (a)     NSI shall pay SigmaTron the Price for:

                                  1.       all finished CO Detectors scheduled
                                           to be Delivered for the current
                                           month and during the first two
                                           months of the Firm Order Period
                                           beginning as of the first day of the
                                           month following the date on which
                                           SigmaTron was required to cease
                                           production
                                           of the infringing product; and

                                  2.       all finished CO Detectors held as
                                           Safety Stock.

                          (B) NSI shall pay SigmaTron 108% of the current Bill of Material Cost for:

                                  1.       110% of all finished CO Detectors
                                           scheduled to be Delivered during the
                                           third month of said Firm Order
                                           Period;

                                  2.       all raw material CO Detector kits
                                           held as Safety Stock; and

                                  3.       all Infringing Obsolete Inventory
                                           for orders beyond the Firm Order
                                           Period purchased with NSI's written
                                           approval.

                 (iv) SigmaTron shall invoice NSI for Infringing Obsolete Inventory within 15 days after notification to NSI of its exposure or as soon thereafter as practicable.

         (c) NSI represents to SigmaTron that NSI has received no notice of any claim and is aware of no threatened claim that any CO Detector infringes or violates any patent, trademark, copyright or other proprietary right of any third party. NSI agrees that it shall immediately notify SigmaTron when NSI has knowledge that such claim or threatened claim has been asserted with respect to any CO Detector.

17.      MISCELLANEOUS:

         (a) Effect of Headings: The headings contained in this Agreement are to facilitate reference only, do not form a part of this Agreement and shall not in any way affect the construction or interpretation hereof.

         (b) Non-waiver: The failure of either party to enforce or exercise any provision, right or option under this Agreement shall not prejudice any other right which that party may otherwise have under this Agreement, at law or in equity.

         (c) Notices: Any notice, request, instruction, invoice or other document required or permitted to be given hereunder shall be in writing and addressed as follows (or to such different address as has been set forth in a notice to the other party):

                                  SigmaTron International, Inc.
                                  2201 Landmeier Road
                                  Elk Grove Village, Illinois 60007
                                  Facsimile:  847/956-8082
                                  Attn:    Gary R. Fairhead, President

                                  with a copy to:

                                  Henry J. Underwood, Jr.
                                  Defrees & Fiske
                                  200 South Michigan Avenue
                                  Suite 1100
                                  Chicago, Illinois 60604
                                  Facsimile:  312/939-5617

                                  John Andres
                                  President
                                  Nighthawk Systems, Incorporated
                                  4980 Centennial Boulevard
                                  Colorado Springs, CO 80919
                                  Facsimile:  719/598-8550

                 Notices so given shall be deemed delivered one business day after machine confirmation of facsimile transmission if sent via facsimile, or on the next business day if sent via recognized overnight courier, all fees prepaid.

         (d) Release of Publicity: Neither party shall, without first securing the written consent of the other party hereto, advertise or release any publicity regarding the existence of this Agreement or its contents. As a public company, SigmaTron is required to give notice to the public of all of its material agreements and any changes thereto. NSI acknowledges that this Agreement is material to SigmaTron and consents to the issuance of a press release announcing the execution of this Agreement. In addition, if SigmaTron is required by applicable regulatory requirements to announce publicly other aspects of its business relationship with NSI or this Agreement, NSI shall respond reasonably and promptly to SigmaTron's requests for approval of the content of announcements.

         (e) Applicable Law: This Agreement and all matters connected with the performance hereof shall be construed, interpreted, applied, and governed in all respects according to the laws of the State of Colorado notwithstanding any conflicts of law rules that may provide otherwise.

         (f) Modification of Agreement: This Agreement, the Guaranty and the Side Agreement set forth the entire understanding and agreement between the parties on the subject matter hereof and merges and supersedes all previous communications, negotiations, warranties, representations, purchase orders and agreements, either oral or written, with respect to the subject matter hereof, including without limitation the 1995 Agreement, and no addition to or modification of this Agreement shall be binding on either party hereto unless reduced to writing and duly executed by the party to be charged.

         (g) Severability: If any term or provision of this Agreement is found to be illegal or unenforceable then, notwithstanding such partial invalidity, the remaining portions of this Agreement shall remain in full force and effect.

         (h) Arbitration: Any controversy or claim arising out of a breach of this Agreement shall be settled by binding arbitration in Denver, Colorado. Said arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association then in force. One arbitrator shall be selected to settle the controversy or claim. The arbitrator shall be a person experienced in negotiating and consummating contract manufacturing agreements, and a written opinion shall be issued specifying the basis for the decision, which may include injunctive relief, specific performance or other remedies in the nature of equitable remedies. A judgment upon the award entered by the arbitrator may be entered by any court having jurisdiction thereof. The parties will share equally the costs of any arbitration proceeding.

         (i) Independent Contractors: Each of NSI and SigmaTron will perform its work under this Agreement as an independent contractor and not as an agent or employee of the other. Subject to the terms and conditions of this Agreement, each party shall at its sole discretion, choose the means to be employed and the manner of carrying out its obligations hereunder.

         (j) Use of Standard Forms: Either party may use its standard purchase order or invoice forms during the course of their business relationship. However, the preprinted terms and conditions of such form shall not be binding upon the parties, their intention being that the terms and conditions of their business relationship shall be governed by this Agreement.

         (k) Force Majeure: Neither party hereto will be liable for any failure to perform any obligation under this Agreement, or for delay in such performance, to the extent such failure to perform or delay is caused by circumstances beyond its reasonable control, including without limitation fire, storm, flood, earthquake, explosion, accident, war, rebellion, insurrection, sabotage, restrictions, labor disputes or shortages, transportation embargoes, delays in transportation, shortages of materials due to circumstances beyond reasonable control, shortages of fuels or power, acts of God, acts of any government or any agency thereof, and judicial action. Any suspension of performance by reason of this Section 17(k) will be limited to the period during which the cause of suspension exists and will apply only to the extent that the party whose performance is affected by such event uses reasonable efforts to minimize the effect of any failure to perform or to minimize the period of any delay.

         (l)     Non-Compete:

                 (i) In consideration of NSI's covenants hereunder and so long as NSI is not in default hereunder, including without limitation, in default of NSI's obligation to pay, SigmaTron agrees (and agrees to cause any affiliate of SigmaTron) as follows:

                          A. during the Term, to manufacture any device that detects indoor levels of carbon monoxide gas exclusively for NSI;

                          B. during the Term and for one year after either expiration of this Agreement by its own terms or early termination of this Agreement by either party in accordance with the provisions of Section 1(c) hereof, not to produce, manufacture, assemble or sell its own brand of carbon monoxide detector ("SigmaTron Detector");

                          C. during the Term and for two years after the termination of this Agreement by NSI as a direct result of an unremedied event of default by SigmaTron hereunder, not to produce, manufacture, assemble or sell a SigmaTron Detector;

                          D. during the Term and for three months after either the expiration of this Agreement by its own terms or early termination of this Agreement by either party in accordance with the provisions of Section 1(c), not to provide services as a contract manufacturer to any other person or entity for the production, manufacture, assembly or sale of any product that has as its primary purpose the detection of carbon monoxide levels ("Contract Manufacturing Services"); and

                          E. during the Term and for one year after the termination of this Agreement by NSI as a direct result of an unremedied event of default by SigmaTron hereunder, not to provide Contract Manufacturing Services.

                 Notwithstanding the foregoing, SigmaTron shall be immediately released from its obligations under this subsection (i) if SigmaTron terminates this Agreement as a direct result of an unremedied event of default by NSI.

                 (ii) Each of SigmaTron and NSI agrees, for itself and its affiliates, that it will not solicit any employees of the other party or its affiliates for employment for a period of two years following any expiration or termination of this Agreement.

                 (iii) Each party agrees that the foregoing restrictions shall apply to any activity in any part of the world. Each party acknowledges that the manufacture and distribution of carbon monoxide detectors is a worldwide market and further acknowledges that the geographic scope, functional scope and duration of each of the foregoing restrictions are reasonable.
                          In light of the fact that damages for a breach of any such restrictions might be difficult to ascertain, each party agrees that the non-breaching party shall be entitled to injunctive relief in the event of an unremedied breach by the other party of any of the foregoing restrictions, in addition to whatever remedies at law may be available to the non-breaching party in connection with such breach.

         (m) Consequential Damages: Neither party shall be liable to the other or any third party for loss of profits, or indirect, special, incidental, or consequential damages.

         (n) Right of Set-Off: Each party is entitled to set off against amounts it may owe to the other party amounts owed to it by the other party in connection with this Agreement or any other agreement between them.

         IN WITNESS WHEREOF, the parties have caused this Amended and Restated Agreement to be executed by their respective duly authorized officers, under seal, effective as of the date first above written.


     Nighthawk Systems, Incorporated           SigmaTron International, Inc.

     By:                                       By:
             ------------------------                  ------------------------

     Name:                                     Name:        Gary R. Fairhead
             ------------------------

     Title:                                    Title:     President and Chief
             ------------------------                      Executive Officer





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